Exhibit 99.1

News Release

For Further Information:

David Caouette	Peter Rowe
425-580-8278	425-580-7667
david.caouette@attws.com	peter.rowe@attws.com

AT&T Wireless Reports Strong Third Quarter
Income From Continuing Operations of $0.06 Per Share

Services Revenue Grows 8.2 Percent
Operating Free Cash Flow Hits $253 Million
Company Raises 2003 Services Revenue Guidance

For Immediate Release: Wednesday, October 22, 2003

     Redmond, WA – AT&T Wireless (NYSE: AWE) today reported strong third quarter financial results, with solid average revenue per user supporting an 8.2 percent increase in services revenue to $4.073 billion compared to $3.765 billion in the third quarter of 2002.

     Income from continuing operations for the third quarter was $0.06 per share. Including the impact of a loss of $0.01 per share from a cumulative effect of change in an accounting principle, earnings per share was $0.05 (EPS). This compares with a loss of $0.76 per share in the year-ago quarter. The year ago loss included $2.178 billion ($0.80 per share) in total after-tax non-cash charges from the write-down of wireless licenses, investments and a valuation reserve on deferred taxes. EPS for the quarter reflected the impact of the $27 million ($0.01 per share) after-tax cumulative effect of change in accounting principle, and $111 million ($0.04 per share) in after-tax impairments for wireless licenses and investments, for a total impact of ($0.05) per share. (See Attachment A)

     Third quarter OIBDA (defined as operating income before depreciation and amortization), excluding impairment of licensing costs, was a single-quarter record $1.291 billion, an increase of 20.6 percent over the same period last year. (See Attachment B)

     OIBDA margin, excluding impairment of licensing costs, reached 31.7 percent, the highest ever at the company and an increase of 330 basis points over the same period last year. AT&T Wireless said the gain is the result of its continuing aggressive focus on improving its margins to industry leading levels. (See Attachment B)

     “Our results this quarter show healthy progress on all the right metrics,” said John Zeglis, AT&T Wireless Chairman and CEO. “On the top line, we grew our business in terms of revenue and customers. At the management level, we’re successfully transitioning our network while simultaneously reengineering our cost structure. On the front lines, we focused on attracting good quality customers, while letting go of those who were not profitable,” said Zeglis. “Our disciplined approach delivered record OIBDA and a major improvement in OIBDA margin, moving us closer to our goal of industry-leading margins.

     “Just one year ago we resolved to change a 20-year-old wireless industry dynamic that had companies almost always spending more cash than they were taking back into the business,” Zeglis added. “Today, we’ve delivered our third consecutive quarter of positive free cash flow, which makes it a near-certainty that we will achieve more than $1 billion in positive operating free cash flow for 2003.”

     Free cash flow and operating free cash flow were both $253 million for the third quarter (See Attachment C), bringing total operating free cash flow for the first nine months of 2003 to $1.3 billion.

     Total revenue (services revenue plus equipment revenue) for the third quarter was $4.374 billion, an increase of 7.7 percent over the third quarter of 2002.

     Average Revenue Per User (ARPU) was $61.20 for the third quarter, down 40 cents from the same period last year. Strong ARPU was supported by increases in data and international revenues offset by continued pricing pressure and a decrease in customers exceeding their allotted monthly minutes.

     AT&T Wireless said gross sales of products were strong. Third quarter net subscriber additions were 229,000, a 13.9 percent increase from the year-ago quarter. Net subscriber additions declined 48.7 percent from the second quarter of 2003 driven by an increase in churn. The company’s total consolidated customer base at the end of the quarter was 21.855 million, an increase of 8.4 percent over the year-ago quarter. The subscriber number reflects growth in profitable post-paid subscribers and sales of GoPhone®, the company’s popular new pay-as-you-go product that is self-activated, requires no long-term contract and has lower distribution costs.

     Churn was 2.7 percent in the third quarter, a 20 basis point decrease compared to the year-ago quarter, which was negatively impacted by Worldcom’s exit from the wireless business. Excluding the Worldcom impact, year-over-year churn increased 20 basis points. Sequentially, churn increased by 50 basis points, due to actions the company took to remove unprofitable customers from its base, the departure of traditional (non GoPhone) prepaid customers and an increase in contract expirations during the third quarter.

     The company emphasized that these higher levels of churn, particularly among its prepaid and unprofitable customers, is consistent with a focus on margin growth, and a shift in marketing and customer care resources towards more profitable customers, and more profitable revenue.

     Minutes of use per subscriber grew to 553 in the third quarter, an increase of 14.3 percent from the third quarter of 2002.

     Capital expenditures, including internal use software, totaled $943 million in the third quarter, a decrease of 22.1 percent from the year-ago quarter. AT&T Wireless said the majority of its capital for the quarter was spent on its GSM/GPRS network, as well as non-network spending related to system upgrades and consolidation.

     The company said cash and committed, but untapped, sources of liquidity remained at over $8.3 billion, and it plans to maintain adequate cash balances to fund the business and provide flexibility, while evaluating potential investments, including options related to outstanding debt and equity securities. The company said its current focus will be on the reduction of absolute debt and it took the first step toward this objective during the quarter by retiring high-cost Telecorp and Tritel notes.

2003 Outlook

     Given the company’s strong revenue performance during the first three quarters of the year, AT&T Wireless said it is raising guidance for annual services revenue growth to more than 8 percent higher than last year’s. Original guidance for 2003 services revenue was a 5 to 7 percent increase over 2002. In addition, the company expects to exceed its original guidance for OIBDA, delivering percentage growth in the mid- to high teens, providing it does not take further restructuring charges during the fourth quarter. AT&T Wireless expects to reach OIBDA growth in the low double digits, even if it takes an additional restructuring charge.

     AT&T Wireless also raised its guidance for 2003 operating free cash flow. In January, the company said it would generate positive free cash flow in 2003. Based on the first three quarters’ performance against this metric, the company today raised its forecast for operating free cash flow to over $1 billion. It said it still expects capital expenditures around $3.1 billion.

About AT&T Wireless

     AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.855 million subscribers as of September 30, 2003, and revenues of more than $16.5 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at www.attwireless.com.

This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate positive free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on August 11, 2003.

NOTE TO FINANCIAL MEDIA

AT&T Wireless executives will discuss the company’s performance during a conference call today with financial analysts beginning at 2 p.m. PDT/5 p.m. EDT. Reporters are invited to listen to the call. To access the call, U.S. callers should dial 1-(888) 428-4478. International callers should dial (651) 291-0900. Beginning at 5:30 p.m. PDT/ 8:30 p.m. EDT today, a replay of the presentation will be available until midnight on Tuesday, October 28. To access the replay, U.S. and International callers should dial 320-365-3844. The access code for U.S. and International is 700635. The conference call will also be webcast on the AT&T Wireless Investor Relations website at www.attws.com/wirelessir.

Attachment A

The following table reconciles our net income (loss) available to common shareholders per basic and diluted share to our net income loss available to common shareholders per basic and diluted share, excluding the effects of licensing cost and investment-related impairments and the deferred tax valuation allowance:

(Unaudited)	For the three months ended

Income (Loss) Per Basic and Diluted Share:	Sept 30,	Sept 30,
	2003	2002

Reported net income (loss) available to common shareholders	$0.05	$(0.76)
Cumulative effect of change in accounting principle	0.01	—
Licensing cost impairments, after-tax*	0.03	0.30
Investment-related impairments, after-tax*	0.01	0.23

	0.04	0.53
Deferred tax valuation allowance*	—	0.27

	0.05	0.80
Net income (loss) available to common shareholders, excluding licensing cost and investment-related impairments and the deferred tax valuation allowance*	$0.10	$0.04

*We show these non-GAAP financial measures to allow us to compare our results of operations in the period ending September 30, 2003 to the prior period, excluding the impact of non-operational charges. Net income (loss) available to common shareholders per share, excluding licensing cost and investment-related impairments and the deferred tax valuation allowance is not a measure determined under GAAP, and should not be construed as a substitute for net income (loss) available to common shareholders per share, which is determined in accordance with GAAP.

Attachment B

OIBDA is defined as operating income (loss) before depreciation and amortization expenses. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. We believe these, along with OIBDA, excluding licensing costs impairments, and OIBDA margin, excluding licensing costs impairments, to be relevant and useful information to our investors as these are used by our management to evaluate the operating performance of our consolidated operations. Additionally, our $2.5 billion credit facility (under which currently no amounts are outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes and multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation. We believe OIBDA and OIBDA margin are useful measures of our ability to grow our revenue faster than our operating expenses, excluding those expenses associated with our capital investments, and they are an integral part of our internal reporting system utilized by management to assess and evaluate performance of our business. OIBDA and OIBDA, excluding licensing costs impairments, exclude certain items, including net equity (losses) earnings from our unconsolidated subsidiaries and other income (expense), that we believe are not indicative of our core operating results. OIBDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management does not consider when evaluating the profitability of our core operations. Finally, OIBDA excludes depreciation and amortization expenses, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. These measures should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. These measures as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table summarizes the reconciliation of OIBDA and OIBDA, excluding licensing costs impairments, to consolidated net income (loss):

(Unaudited) ($M)	For the three months ended			For the nine months ended

	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2003	2002	2003	2003	2002

OIBDA	$1,208	$(259)	$1,186	$3,504	$1,580
Impairment of licensing costs	83	1,329	—	83	1,329

OIBDA, excluding licensing costs impairments	1,291	1,070	1,186	3,587	2,909
Depreciation and amortization	(841)	(703)	(735)	(2,311)	(2,029)
Impairment of licensing costs	(83)	(1,329)	—	(83)	(1,329)
Other income (expense)	16	(164)	50	36	(188)
Interest expense	(202)	(180)	(207)	(593)	(490)
(Provision) benefit for income taxes	(9)	139	(57)	(112)	70
Net equity (losses) earnings from investments in unconsolidated subs	(16)	(882)	(9)	2	(1,017)
Income from discontinued operations	—	8	—	—	47
Cumulative effect of change in accounting principle	(27)	—	—	(27)	(166)

Net income (loss)	$129	$(2,041)	$228	$499	($2,193)

The following table summarizes the reconciliation of OIBDA and OIBDA margin, excluding licensing costs impairments, to consolidated net income (loss) as a percentage of services revenue:

(Unaudited)	For the three months ended			For the nine months ended

(All items shown as % of services revenue)	Sept 30,	Sept 30,	June 30,	Sept 30,	Sept 30,
	2003	2002	2003	2003	2002

OIBDA	29.7%	(6.9%)	30.1%	29.8%	14.7%
Impairment of licensing costs	2.0%	35.3%	—	0.7%	12.4%

OIBDA, excluding licensing costs impairments	31.7%	28.4%	30.1%	30.5%	27.1%
Depreciation and amortization	(20.7%)	(18.7%)	(18.7%)	(19.6%)	(18.9%)
Impairment of licensing costs	(2.0%)	(35.3%)	—	(0.7%)	(12.4%)
Other income (expense)	0.4%	(4.3%)	1.3%	0.3%	(1.7%)
Interest expense	(5.0%)	(4.8%)	(5.2%)	(5.0%)	(4.6%)
(Provision) benefit for income taxes	(0.2%)	3.7%	(1.5%)	(1.0%)	0.7%
Net equity (losses) earnings from investments in unconsolidated subs	(0.4%)	(23.4%)	(0.2%)	—	(9.5%)
Income from discontinued operations	—	0.2%	—	—	0.4%
Cumulative effect of change in accounting principle	(0.6%)	—	—	(0.3%)	(1.5%)

Net income (loss)	3.2%	(54.2%)	5.8%	4.2%	(20.4%)

Attachment C

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of Free cash flow and Operating free cash flow:

	For the three months		For the
	ended		nine
(Unaudited)			months
($M)			ended
	Sept 30,	June 30,	Sept 30,
	2003	2003	2003

Net cash provided by operating activities of continuing operations	$769	$1,430	$3,474
Less: Capital expenditures and other additions	516	373	1,390

Free cash flow	$253	$1,057	$2,084
Less: Cash received from termination of interest rate swap agreements	—	—	245
Less: Cash received from the 2002 NOL carryback	—	511	511

Operating free cash flow	$253	$546	$1,328

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended			For the nine months ended

		September 30,			September 30,
	2003	2002	Change	2003	2002	Change

REVENUE
Services	$4,073	$3,765	8.2%	$11,755	$10,745	9.4%
Equipment	301	298	1.4%	725	839	(13.5%)
Total revenue	4,374	4,063	7.7%	12,480	11,584	7.7%
OPERATING EXPENSES
Costs of services	1,267	1,173	8.1%	3,571	3,387	5.5%
Costs of equipment sales	495	620	(20.1%)	1,437	1,702	(15.5%)
Selling, general and administrative	1,321	1,200	10.1%	3,885	3,586	8.3%
Depreciation and amortization	841	703	19.5%	2,311	2,029	13.9%
Impairment of licensing costs	83	1,329	(93.7%)	83	1,329	(93.7%)
Total operating expenses	4,007	5,025	(20.3%)	11,287	12,033	(6.2%)
OPERATING INCOME (LOSS)	367	(962)	138.1%	1,193	(449)	365.3%
Other income (expense)	16	(164)	109.9%	36	(188)	119.3%
Interest expense	202	180	12.6%	593	490	20.9%
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	181	(1,306)	113.9%	636	(1,127)	156.5%
Provision (benefit) for income taxes	9	(139)	106.4%	112	(70)	259.3%
Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax	(16)	(882)	(98.1%)	2	(1,017)	100.2%
INCOME (LOSS) FROM CONTINUING OPERATIONS	156	(2,049)	107.6%	526	(2,074)	125.4%
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	8	(100.0%)	—	47	(100.0%)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	156	(2,041)	107.6%	526	(2,027)	126.0%
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	(27)	—	(100.0%)	(27)	(166)	(83.5%)
NET INCOME (LOSS)	129	(2,041)	106.3%	499	(2,193)	122.8%
Accretion of mandatorily redeemable preferred stock	—	6	(100.0%)	13	13	(3.6%)
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$129	$(2,047)	106.3%	$486	$(2,206)	122.0%
INCOME (LOSS) PER BASIC AND DILUTED SHARE:
Income (loss) from continuing operations available to common shareholders	$0.06	$(0.76)		$0.19	$(0.77)
Income from discontinued operations	$—	$—		$—	$0.01
Cumulative effect of change in accounting principle	$(0.01)	$—		$(0.01)	$(0.06)
Net income (loss) available to common shareholders	$0.05	$(0.76)		$0.18	$(0.82)
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	2,713	2,708		2,712	2,678
Diluted	2,718	2,708		2,714	2,678

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	September 30,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$4,205	$2,353	78.7%
Short-term investments	132	—	100.0%
Accounts receivable, less allowances of $277 and $240	2,328	2,215	5.1%
Inventories	215	325	(34.0%)
Deferred income taxes	277	—	100.0%
Income tax receivable	—	56	(100.0%)
Prepaid expenses and other current assets	408	332	22.9%
TOTAL CURRENT ASSETS	7,565	5,281	43.2%
Property, plant and equipment, net of accumulated depreciation and amortization of $9,313 and $7,810	16,069	16,263	(1.2%)
Licensing costs	14,426	13,959	3.4%
Investments in and advances to unconsolidated subsidiaries	1,816	2,225	(18.4%)
Goodwill	7,311	7,199	1.6%
Other assets, net of accumulated amortization of $345 and $251	569	879	(35.2%)
TOTAL ASSETS	$47,756	$45,806	4.3%
LIABILITIES
Accounts payable	$988	$780	26.6%
Payroll and benefit-related liabilities	499	465	7.2%
Advertising and promotion accruals	137	173	(21.2%)
Business tax accruals	312	375	(16.9%)
Interest payable on long-term debt	158	245	(35.6%)
Other current liabilities	1,186	1,055	12.6%
TOTAL CURRENT LIABILITIES	3,280	3,093	6.0%
Long-term debt	10,607	11,057	(4.1%)
Mandatorily redeemable preferred stock (liquidation value of $286 as of September 30, 2003)	171	—	100.0%
Deferred income taxes	4,850	3,788	28.1%
Other long-term liabilities	438	308	42.2%
TOTAL LIABILITIES	19,346	18,246	6.0%
MINORITY INTEREST	32	48	(31.8%)
MANDATORILY REDEEMABLE PREFERRED STOCK $0.01 par value, 1,000 shares authorized, ..233 shares issued and outstanding (liquidation value of $273 as of December 31, 2002)	—	151	(100.0%)
MANDATORILY REDEEMABLE COMMON STOCK $0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,308 and 2,303 shares issued and outstanding)	23	23	0.2%
Additional paid-in capital	23,680	23,667	0.1%
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(2,975)	(3,474)	(14.4%)
Accumulated other comprehensive income (loss)	11	(58)	118.9%
TOTAL SHAREHOLDERS’ EQUITY	20,714	19,697	5.2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,756	$45,806	4.3%

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In Millions — Unaudited

For the nine months ended September 30,

	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$499	$(2,193)
Deduct: Income from discontinued operations	—	47
Net income (loss), excluding discontinued operations	499	(2,240)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	27	166
Losses on early extinguishments of debt	40	20
Losses from impairments of cost method unconsolidated subsidiaries	—	245
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(53)	(8)
Depreciation and amortization	2,311	2,029
Impairment of licensing costs	83	1,329
Amortization of debt premium/discount, interest accretion, and deferred financing fees	28	43
Deferred income taxes	137	(326)
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(9)	1,017
Provision for uncollectible receivables	395	414
Cash received from NOL carryback	511	—
Proceeds received from termination of interest rate swap agreements	245	—
Increase in accounts receivable	(498)	(440)
Decrease in inventories	111	146
Decrease in accounts payable	(306)	(92)
Net change in other operating assets and liabilities	(47)	(41)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	3,474	2,262
INVESTING ACTIVITIES
Capital expenditures and other additions	(1,390)	(3,031)
Net dispositions (acquisitions) of licenses	12	(32)
Distributions and sales of unconsolidated subsidiaries	80	27
Contributions, advances, and purchases of unconsolidated subsidiaries	(57)	(402)
Acquisitions of consolidated businesses, including cash acquired	(46)	(75)
Purchases of held-to-maturity securities	(115)	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
Other investing activities, net	19	—
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(1,497)	(3,613)
FINANCING ACTIVITIES
Repayment of debt due to others	(591)	(1,619)
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959
Proceeds from AT&T Wireless Services common stock issued	22	421
Cash received from former parent, AT&T	436	—
Other financing activities, net	(8)	(3)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(141)	1,758
NET CASH USED BY DISCONTINUED OPERATIONS	—	(8)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,836	399
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,205	$3,751